AGREEMENT AND PLAN OF REORGANIZATION
                          DATED AS OF JANUARY 31, 2001


                                  BY AND AMONG
                           SAN JOAQUIN RESOURCES INC.,
                              NAMPA OIL & GAS LTD.,
                                       AND
                             PANNONIAN ENERGY, INC.



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                                TABLE OF CONTENTS



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ARTICLE I.........................................................................................................2


THE MERGER........................................................................................................2

   1.1 THE MERGER.................................................................................................2
     (A) THE PARTIES..............................................................................................2
     (B) BYLAWS OF SURVIVING CORPORATION..........................................................................3
   1.2 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION........................................................3
   1.3 SUBSEQUENT ACTIONS.........................................................................................3

ARTICLE II........................................................................................................4


CONVERSION OF SECURITIES..........................................................................................4

   2.1 CONVERSION OF COMMON STOCK OF MERGING ENTITIES.............................................................4
     (A) CONVERSION OF PANNONIAN COMMON STOCK.....................................................................4
     (B) EFFECT ON PANNONIAN STOCK................................................................................4
     (C) SAN JOAQUIN STOCK........................................................................................5
   2.2 THE MERGING COMPANIES......................................................................................5
     (A) ACQCORP COMMON STOCK.....................................................................................5
     (B) PANNONIAN COMMON STOCK...................................................................................5
   2.3 WARRANTS...................................................................................................5
     (A) $1.00 WARRANTS...........................................................................................6
     (B) $2.00 WARRANTS...........................................................................................6
   2.4 DISSENTING SHARES..........................................................................................6
     (A) RIGHTS OF DISSENTERS.....................................................................................6
     (B) EFFECT OF DISSENT........................................................................................6
     (C) NOTICE OF DISSENT........................................................................................6
   2.5 EXCHANGE OF SHARES AND CERTIFICATES........................................................................7
     (A) EXCHANGE AGENT...........................................................................................7
     (B) EXCHANGE PROCEDURES; TRANSFER OF SHARES..................................................................7
     (C) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES.........................................................8
     (D) NO FURTHER OWNERSHIP RIGHTS IN PANNONIAN COMMON STOCK; NO TRANSFER FOLLOWING THE CLOSING DATE............8
     (E) FRACTIONAL SHARES........................................................................................9
     (F) NO LIABILITY.............................................................................................9

ARTICLE III......................................................................................................10


COVENANTS OF PANNONIAN...........................................................................................10

   3.1 CONDUCT OF BUSINESS PENDING THE CLOSING...................................................................10
     (A) CHANGE IN CAPITAL STOCK; ISSUANCE OF SHARES.............................................................10
     (B) OPTIONS, WARRANTS, AND RIGHTS...........................................................................10
     (C) DIVIDENDS...............................................................................................10
     (D) PURCHASE OF SHARES......................................................................................11
     (E) BENEFIT PLANS...........................................................................................11
     (F) CONDUCT OF BUSINESS.....................................................................................11
     (G) ACQUISITIONS AND MERGERS................................................................................11

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     (H) LIENS; INDEBTEDNESS; INCREASE IN COMPENSATION, ETC......................................................11
     (I) AMENDMENTS TO CHARTER, ETC..............................................................................12
   3.2 INVESTIGATION; ACCESS.....................................................................................12
   3.3 REGULATORY APPROVALS......................................................................................12
   3.4 INFORMATION FOR INFORMATION STATEMENT.....................................................................13
   3.5 NOTIFICATION OF ACTIONS...................................................................................13
   3.6 PROXIES...................................................................................................13

ARTICLE IV.......................................................................................................14


REPRESENTATIONS AND WARRANTIES OF PANNONIAN......................................................................14

   4.1 ORGANIZATION, CONDUCT OF BUSINESS, ETC....................................................................14
   4.2 CAPITALIZATION............................................................................................14
   4.3 OPTIONS, SARS, WARRANTS, ETC..............................................................................15
   4.4 AUTHORIZATION; VALIDITY OF AGREEMENT......................................................................15
   4.5 PANNONIAN FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES................................................15
   4.6 ENVIRONMENTAL MATTERS.....................................................................................16
     (A) NO PRESENT PROBLEMS.....................................................................................17
     (B) NO PAST PROBLEMS........................................................................................17
     (C) NO NOTICE OF PROBLEMS...................................................................................17
     (D) PERMITS COMPLIED WITH...................................................................................17
     (E) NO STORAGE TANK OR HAZARDOUS SUBSTANCES.................................................................18
   4.7 TITLE TO PROPERTIES.......................................................................................18
   4.8 ABSENCE OF DEFAULTS.......................................................................................18
   4.9 ABSENCE OF MATERIAL ADVERSE CHANGES.......................................................................19
   4.10 ACTIONS, PROCEEDINGS AND INVESTIGATIONS..................................................................19
   4.11 ABSENCE OF BROKERAGE COMMISSIONS, ETC....................................................................20
   4.12 MATERIAL CONTRACTS.......................................................................................20
   4.13 COMPLIANCE WITH LAWS; DOCUMENTATION......................................................................20
   4.14 EMPLOYEE BENEFITS........................................................................................21
     (A) DISCLOSURE OF PLANS.....................................................................................21
     (B) NO AGREEMENTS...........................................................................................21
     (C) DISCLOSURE OF DOCUMENTS.................................................................................21
     (D) CONTRIBUTIONS MADE......................................................................................21
     (E) OPERATION OF PLANS......................................................................................22
     (F) NO ONGOING OBLIGATIONS..................................................................................22
     (G) NO CLAIMS...............................................................................................22
     (H) NO SEVERANCE PAY........................................................................................22
   4.15 TAXES AND TAX RETURNS....................................................................................22
   4.16 CONSENTS AND APPROVALS...................................................................................23
   4.17 INSURANCE................................................................................................23
   4.18 SECTION 280G.............................................................................................23
   4.19 DISCLOSURE...............................................................................................23

ARTICLE V........................................................................................................24


COVENANTS, REPRESENTATIONS AND WARRANTIES OF SAN JOAQUIN AND ACQCORP.............................................24

   5.1 ORGANIZATION, CONDUCT OF BUSINESS, ETC....................................................................24
   5.2 AUTHORIZATION AND VALIDITY OF AGREEMENT...................................................................25


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   5.3 SAN JOAQUIN REPORTS.......................................................................................25
   5.4 SAN JOAQUIN FINANCIAL STATEMENTS; TAX RETURNS.............................................................25
   5.5 ABSENCE OF MATERIAL ADVERSE CHANGES.......................................................................26
   5.6 ENVIRONMENTAL MATTERS.....................................................................................26
     (A) NO PRESENT PROBLEMS.....................................................................................27
     (B) NO PAST PROBLEMS........................................................................................27
     (C) NO NOTICE OF PROBLEMS...................................................................................27
     (D) PERMITS COMPLIED WITH...................................................................................28
     (E) NO STORAGE TANK AND HAZARDOUS SUBSTANCES................................................................28
     (F) NO RECLAMATION WORK.....................................................................................28
   5.7 TITLE TO PROPERTIES.......................................................................................28
   5.8 ABSENCE OF DEFAULTS UNDER AGREEMENTS......................................................................29
   5.9 ACTIONS, PROCEEDINGS, AND INVESTIGATIONS..................................................................29
   5.10 REGULATORY APPROVALS.....................................................................................29
   5.11 SAN JOAQUIN COMMON STOCK; OPTIONS; WARRANTS..............................................................30
   5.12 REGISTRATION OF SHARES...................................................................................30
   5.13 NOTIFICATION OF ACTIONS..................................................................................31
   5.14 NASDAQ LISTING...........................................................................................31
   5.15 INDEMNIFICATION..........................................................................................31
   5.16 LIMITATIONS ON SAN JOAQUIN'S CONDUCT PRIOR TO THE EFFECTIVE TIME.........................................32
   5.17 ACCESS TO INFORMATION....................................................................................32
   5.18 BOARD POSITIONS AND EXECUTIVE OFFICER ELECTIONS..........................................................33
   5.19 CONFIDENTIALITY..........................................................................................33

ARTICLE VI.......................................................................................................33


INFORMATION STATEMENT; SHAREHOLDER MEETINGS......................................................................34

   6.1 INFORMATION STATEMENT.....................................................................................34
   6.2 PANNONIAN SHAREHOLDERS MEETING............................................................................34
   6.3 ACQCORP ACTION BY UNANIMOUS WRITTEN CONSENT...............................................................34

ARTICLE VII......................................................................................................35


CONDITIONS OF CLOSING............................................................................................35

   7.1 CONDITIONS OF CLOSING FOR ALL PARTIES.....................................................................35
     (A) NO INJUNCTION, ETC......................................................................................35
     (B) TAX OPINIONS............................................................................................35
     (C) SECTION 280G............................................................................................35
   7.2 CONDITIONS OF CLOSING FOR SAN JOAQUIN AND ACQCORP.........................................................36
     (A) SHAREHOLDER APPROVAL....................................................................................36
     (B) PANNONIAN RESOLUTIONS; CORPORATE DOCUMENTS..............................................................36
     (C) PANNONIAN REPRESENTATIONS AND WARRANTIES................................................................36
     (D) OPINION OF PANNONIAN COUNSEL............................................................................37
     (E) CONDITION OF PANNONIAN..................................................................................37
     (F) EMPLOYMENT AGREEMENTS...................................................................................37
     (G) WARRANTS................................................................................................37
     (H) SPIN OFF OF NON RIVERBEND ASSETS IN PANNONIAN...........................................................37
     (I) FINANCIAL STATEMENTS OF PANNONIAN.......................................................................38
     (J) DISSENTING SHAREHOLDERS.................................................................................38
   7.3 CONDITIONS OF CLOSING FOR PANNONIAN.......................................................................38


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     (A) SAN JOAQUIN AND ACQCORP REPRESENTATIONS AND WARRANTIES..................................................38
     (B) OPINION OF SAN JOAQUIN COUNSEL..........................................................................39
     (C) SAN JOAQUIN RESOLUTIONS; CORPORATE DOCUMENTS............................................................39
     (D) SHAREHOLDER APPROVAL....................................................................................39
     (E) NAME CHANGE AND NASDAQ LISTING..........................................................................39
     (F) CASH ON HAND............................................................................................40

ARTICLE VIII.....................................................................................................40


CLOSING OF MERGER................................................................................................40

   8.1 CLOSING...................................................................................................40
   8.2 FILING OF ARTICLES OF MERGER..............................................................................40
     (A) PANNONIAN DUTY..........................................................................................40
     (B) SAN JOAQUIN DUTY........................................................................................40
     (C) EFFECTIVE TIME..........................................................................................41

ARTICLE IX.......................................................................................................41


TERMINATION......................................................................................................41

   9.1 TERMINATION...............................................................................................41
     (A) BY MUTUAL CONSENT.......................................................................................41
     (B) BY PASSAGE OF TIME......................................................................................41
     (C) MATERIAL MISREPRESENTATION BY SAN JOAQUIN...............................................................41
     (D) MATERIAL MISREPRESENTATION BY PANNONIAN.................................................................42
     (E) FAILURE OF SHAREHOLDER NOTE.............................................................................42
   9.2 EFFECT OF TERMINATION.....................................................................................42

ARTICLE X........................................................................................................42


ADDITIONAL COVENANTS.............................................................................................42

   10.1 EMPLOYEE MATTERS.........................................................................................42
   10.2 COSTS....................................................................................................43
   10.3 INSTRUMENTS OF TRANSFER, ETC.............................................................................43
   10.4 NOTICES..................................................................................................43
   10.5 AMENDMENTS...............................................................................................45
   10.6 ENTIRE AGREEMENT.........................................................................................45
   10.7 ASSIGNMENT...............................................................................................46
   10.8 COUNTERPARTS.............................................................................................46
   10.9 EXCLUSIVE MERGER AGREEMENT...............................................................................46
   10.10 PUBLIC STATEMENTS.......................................................................................46
   10.11 CONFIDENTIALITY.........................................................................................47
   10.12 ALTERNATIVE STRUCTURE...................................................................................47
   10.13 THIRD PARTIES...........................................................................................47
   10.14 SEVERABILITY............................................................................................48
   10.15 CAPTIONS................................................................................................48
   10.16 DEFINITION OF MATERIAL ADVERSE EFFECT...................................................................48
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                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization, dated as of the 31st day of January, 2001 (this "AGREEMENT"), is made and entered into by and among SAN JOAQUIN RESOURCESINC., a Nevada corporation ("SAN JOAQUIN"), NAMPA OIL & GAS, LTD., a Nevada corporation ("ACQCORP"), and PANNONIAN ENERGY, INC., a Delaware corporation ("PANNONIAN").

                                R E C I T A L S:

    A. San Joaquin is a corporation duly organized and existing under the laws of the State of Nevada, with its principal place of business located in Calgary, Alberta, Canada. San Joaquin is authorized by its Articles of Incorporation, as amended, to issue (i) 5,000,000 shares of preferred stock, each of $0.001 par value ("SAN JOAQUIN PREFERRED STOCK"), none of which are issued and outstanding, and (ii) 100,000,000 shares of common stock, each of $0.0001 par value ("SAN JOAQUIN COMMON STOCK"), of which as of January 31, 2001, there were 11,788,930 shares issued and outstanding.

    B. AcqCorp is a company incorporated under the laws of the State of Nevada. AcqCorp is authorized by its Articles of Incorporation to issue 10,000 shares of common stock, each of One Dollar par value ("ACQCORP COMMON STOCK"). San Joaquin owns all of the issued and outstanding shares of AcqCorp Common Stock.

    C. Pannonian is a corporation duly organized and existing under the laws of the State of Delaware, with its principal place of business located in Denver, Colorado. Pannonian is authorized by its Certificate of Incorporation to issue 20,000,000 shares of common stock, $.001 par value ("PANNONIAN COMMON STOCK"), of which, as of January 30, 2001, there were (i) 7,925,000 shares issued and outstanding, (ii) options outstanding for no shares as of such date (the "OPTIONS") and (iii) warrants outstanding for 4,925,000 shares (the "WARRANTS").


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    D.   The parties hereto desire that AcqCorp be merged with and into
Pannonian (the "MERGER") pursuant to this Agreement and the Articles of Merger in the form attached hereto as Exhibit A (the "ARTICLES OF MERGER").

                               A G R E E M E N T:

         NOW, THEREFORE, in consideration of foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

                                    ARTICLE I

                                   THE MERGER

    1.1  THE MERGER.

         (a) THE PARTIES. Pursuant to the laws of the States of Delaware and Nevada, and subject to the terms and conditions of this Agreement, at the effective time of the Articles of Merger (the "EFFECTIVE TIME"), Pannonian and AcqCorp (sometimes referred to herein as the "MERGING ENTITIES") shall consummate the Merger pursuant to which (a) AcqCorp shall be merged with and into Pannonian, and the separate corporate existence of AcqCorp shall thereupon cease; (b) Pannonian shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware (the "SURVIVING CORPORATION"); and (c) the separate corporate existence of Pannonian with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Article I. Pannonian, as the Surviving Corporation, shall thereupon and thereafter possess all the rights, privileges, powers and franchises, of a public as well as a private nature, and shall be subject to all restrictions, disabilities and duties of the Merging Entities; and all property, real, personal and mixed and all debts due to the Merging Entities on whatever account, including subscriptions for shares and all other things in action or belonging to the Merging Entities shall be taken and deemed to be vested in Pannonian without further act or


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deed. Pannonian shall thenceforth be responsible for all the debts, liabilities and duties of each of the Merging Entities and may be prosecuted to judgment as if the Merger had not taken place, or Pannonian may be substituted in place of the Merging Entities and neither the rights of creditors nor any liens upon any property of either shall be impaired by the Merger.

         (b) BYLAWS OF SURVIVING CORPORATION. As of the Effective Time, the certificate of incorporation of Pannonian as in effect immediately prior to the Merger shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation. As of the Effective Time, the bylaws of Pannonian as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided by law and such bylaws of the Surviving Corporation.

    1.2 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors and officers of Pannonian at the Effective Time shall serve in their respective positions until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of Pannonian.

    1.3 SUBSEQUENT ACTIONS. If, at any time after the Merger, Pannonian shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in Pannonian its right, title, or interest in, to, or under any of the rights, properties, or assets of AcqCorp acquired or to be acquired by Pannonian as a result of or in connection with the Merger, or otherwise to carry out this Agreement, the officers and directors of Pannonian shall be authorized to execute and deliver, in the name and on behalf of AcqCorp or otherwise, all such deeds, bills of sale, assignments, and assurances, and to make and do, in the name and on behalf of AcqCorp or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any right, title, and interest in, to, and under such rights, properties, or assets in Pannonian or otherwise to carry out this Agreement.


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                                   ARTICLE II

                            CONVERSION OF SECURITIES

    2.1  CONVERSION OF COMMON STOCK OF MERGING ENTITIES.


         (a) CONVERSION OF PANNONIAN COMMON STOCK. In accordance with this Agreement, as of the Effective Time, by virtue of the Merger and without any further action on the part of the holders of any shares of Pannonian Common Stock, each issued and outstanding share of Pannonian Common Stock (of which there shall be no more than 7,925,000 shares other than shares as to which dissenters' rights are perfected ("Dissenting Shares"), and all rights in respect thereof, shall be converted, ipso facto, into the right to receive the Merger Consideration.

         (b) EFFECT ON PANNONIAN STOCK. As of the Effective Time, all such shares of Pannonian Common Stock, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. Each holder of a certificate representing any shares of Pannonian Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any such certificates, the Merger Consideration upon the terms and subject to the conditions set forth herein.

              (i) "EXCHANGE RATIO" shall mean (in each case, rounded to four digits to the right of the decimal point) 14,000,000 divided by 8,039,500,.

              (ii) THE "MERGER CONSIDERATION" for each share of Pannonian Common Stock being converted into shares of San Joaquin Common Stock shall mean that number of duly authorized, validly issued, fully paid and nonassessable shares of San Joaquin Common Stock equal to the Exchange Ratio; provided, however, if, prior to the Effective Time, San Joaquin should split, reclassify or combine the San Joaquin Common Stock, or pay a stock dividend or other stock distribution in San Joaquin Common Stock, as of a record date prior to the Effective Time, appropriate adjustment or adjustments (rounded to four digits to the right of the


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         decimal point) will be made to the Exchange Ratio and the total number of shares of San Joaquin Common Stock to be issued in the transaction so as to maintain the proportional interest in San Joaquin Common Stock which the shareholders of Pannonian would otherwise have received; and provided that the 14,000,000 shares of San Joaquin Common Stock issuable under this Agreement shall include the shares of San Joaquin Common Stock to be issued to the holders of Pannonian Warrants as provided in Section 2.3. In other words, the Exchange Ratio will be adjusted as needed to accommodate the issue of San Joaquin shares in settlement of the outstanding Pannonian warrants.

         (c) SAN JOAQUIN STOCK. All shares of San Joaquin Common Stock that are outstanding immediately prior to the Merger shall continue to be outstanding after the Merger.

    2.2  THE MERGING COMPANIES.

         (a) ACQCORP COMMON STOCK. All shares of AcqCorp Common Stock which are outstanding immediately prior to the Pannonian Merger shall continue to be outstanding immediately after the Pannonian Merger

         (b) PANNONIAN COMMON STOCK. As of the Effective Time, each issued and outstanding share of Pannonian Common Stock and all rights in respect thereof shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, except as a right to receive the Merger Consideration determined by the Exchange Ratio.

    2.3 WARRANTS. Each then outstanding Pannonian Warrant shall be deemed exchanged for a portion of the Merger Consideration as follows:

         (a) $1.00 WARRANTS. Each $1.00 Warrant will be cancelled and converted as part of the Merger to the equivalent of 0.01 share of Pannonian common stock, and the equivalent right to receive a portion of the Merger Consideration applicable to such share ownership according to this Agreement.


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         (b)   $2.00 WARRANTS. Each $2.00 Warrant will be cancelled and
converted as part of the Merger to the equivalent of 0.10 share of Pannonian common stock, and the equivalent right to receive a portion of the Merger Consideration applicable to such share ownership according to this Agreement.

    2.4  DISSENTING SHARES.

         (a) RIGHTS OF DISSENTERS. Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1 hereof, but the holder thereof shall be entitled to only such rights as are granted by Delaware law.

         (b)   EFFECT OF DISSENT. Notwithstanding the provisions of Section 2.4.
(a) above, if any holder of shares of Pannonian Common Stock who demands appraisal of such holder's shares of Pannonian Common Stock under Delaware law effectively withdraws or loses (through failure to perfect or otherwise) his or her right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder's shares of Pannonian Common Stock shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.1. hereof, without interest, upon surrender of the certificate or certificates representing such shares of Pannonian Common Stock pursuant to Section 2.5 hereof.

         (c) NOTICE OF DISSENT. Pannonian shall give San Joaquin (i) prompt notice of any written demands for appraisal or payment of the fair value of any shares of Pannonian Common Stock, withdrawals of such demands, and any other instruments served on Pannonian pursuant to Delaware law in connection with the Merger. Except with the prior written consent of San Joaquin, Pannonian shall not voluntarily make any payment with respect to any demands for appraisal, settle or offer to settle any such demands.

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    2.5  EXCHANGE OF SHARES AND CERTIFICATES.

         (a) EXCHANGE AGENT. As of the Effective Time, San Joaquin shall deposit with Interwest Transfer in Salt Lake City, Utah or such other bank or trust company as may be designated by San Joaquin (the "EXCHANGE AGENT"), for the benefit of the holders of shares of Pannonian Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of San Joaquin Common Stock issuable pursuant to Section
2.1. hereof in exchange for outstanding shares of Pannonian Common Stock.

         (b) EXCHANGE PROCEDURES; TRANSFER OF SHARES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Pannonian Common Stock (the "CERTIFICATES") whose shares were converted into the right to receive shares of San Joaquin Common Stock pursuant to Section 2.1. hereof (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as San Joaquin may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of San Joaquin Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by San Joaquin, together with documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that whole number of shares which such holder has the right to receive pursuant to the provisions of this Article II , and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Pannonian Common Stock which is not registered in the transfer records of Pannonian, a certificate representing the proper number of shares of San Joaquin Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or the taxes required by reason of the issuance of shares of San Joaquin Common Stock


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
to a person other than the registered holder of such Certificate or establish to the satisfaction of San Joaquin that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.5, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 2.5.

         (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to San Joaquin Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of San Joaquin Common Stock represented thereby, until the surrender of such Certificate in accordance with this Article II.

         (d) NO FURTHER OWNERSHIP RIGHTS IN PANNONIAN COMMON STOCK; NO TRANSFER FOLLOWING THE CLOSING DATE. All shares of San Joaquin Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Pannonian Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of Pannonian with respect to shares outstanding prior to the Effective Time. If, after the Effective Time, Certificates are presented to Pannonian or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by law.

         (e)   FRACTIONAL SHARES.


               (i) No certificates representing fractional shares of San Joaquin Common Stock shall be issued upon the surrender for exchange of Certificates or the cancellation of Warrants, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of San Joaquin.

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

               (ii) Notwithstanding any other provision of this Agreement, each person who otherwise would have been entitled to receive a fraction of a share of San Joaquin Common Stock (after taking into account all Certificates delivered by such holder) shall have such fraction rounded to the nearest whole share. For example, if a Pannonian shareholder would be entitled to a fractional .33 share of San Joaquin Common Stock based on the application of the Exchange Ratio as adjusted for cancelled Warrants, that fraction would be rounded down to 0, and no additional Merger Consideration would be allowed. Alternatively, a fraction of .5 or larger would result in rounding to 1, resulting in one additional San Joaquin share allocated to that person.

         (f) NO LIABILITY. None of Pannonian, AcqCorp, San Joaquin or the Exchange Agent shall be liable to any person in respect of any shares of San Joaquin Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time, or immediately prior to such earlier date on which any shares of San Joaquin Common Stock, or any dividends or distributions with respect to San Joaquin Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Pannonian free and clear of all claims or interest of any person previously entitled thereto.

                                   ARTICLE III

                             COVENANTS OF PANNONIAN

         3.1 CONDUCT OF BUSINESS PENDING THE CLOSING. Except as otherwise contemplated hereby, between the date hereof and the Effective Time, or the time when this Agreement terminates as provided herein, Pannonian shall conduct its operations and business in the usual and ordinary course of business and consistent with past practice and will use commercially reasonable efforts to retain for the benefit of San Joaquin the continuing services of the present officers and employees of Pannonian, to preserve the goodwill of customers and others having business relations with Pannonian, to preserve the properties of Pannonian, to preserve the benefits of all contractual relationships with others and to keep in force at least at their present limits all policies of insurance currently in effect. Without limiting the generality of the foregoing, and except as otherwise specifically permitted by this Agreement, during the period from the date hereof to the Effective Time, Pannonian shall not, without the prior written authorization of the President of San Joaquin:

         (a) CHANGE IN CAPITAL STOCK; ISSUANCE OF SHARES. Make any change in authorized capital stock, or issue, agree to issue or permit Pannonian to become obligated to issue any shares of their capital stock, or securities convertible into their capital stock;

         (b) OPTIONS, WARRANTS, AND RIGHTS. Grant or issue any options, warrants or other rights, including stock appreciation rights, of any kind relating to the purchase of shares of capital stock, or securities convertible into capital stock;

         (c) DIVIDENDS. Declare or pay any dividends or other distributions on any shares of capital stock; provided, however, that Pannonian may distribute to its shareholders pro rata any equity interests it receives in its own contemplated reorganization into two companies prior to the Effective Time;

         (d) PURCHASE OF SHARES. Purchase or otherwise acquire, or agree to acquire, any shares of stock, other than in a fiduciary capacity;

         (e) BENEFIT PLANS. Except as required by law, or, with the consent of San Joaquin, terminate any employee benefit plans or enter into or amend any pension, retirement, stock option, stock appreciation, profit sharing, deferred compensation, consultant, bonus, group insurance or similar benefit plan in respect of any of their directors, officers or other employees;

         (f) CONDUCT OF BUSINESS. Except as contemplated by this Agreement, take or omit to take any action which (i) causes Pannonian not to conduct business in a manner consistent with normal business practices, including with respect to the hydrocarbon assets of Pannonian, or (ii) has a Material Adverse Effect on the financial condition (present or prospective), businesses, properties, assets or operations of Pannonian (the parties hereto recognize that the operation of Pannonian until the Effective Time is the responsibility of Pannonian and its Board of Directors and officers; nevertheless, Pannonian shall keep San Joaquin advised of all important changes in the financial condition (present or prospective), business, properties, assets or operations of Pannonian);

         (g) ACQUISITIONS AND MERGERS. Acquire or merge with any other company or acquire any branch or other significant part of the assets of any other company;

         (h) LIENS; INDEBTEDNESS; INCREASE IN COMPENSATION, ETC. Except in the ordinary course of business, (i) mortgage, pledge or subject to a lien or any other encumbrance any of assets, dispose of any assets, incur or cancel any indebtedness or claims, purchase or lease any assets having a purchase price or lease cost, in the aggregate, of more than $20,000.00, increase any compensation or benefits payable to officers or employees, except to pay routine merit increases in accordance with past practices and costs associated with the transactions contemplated under this Agreement.

         (i) AMENDMENTS TO CHARTER, ETC. Amend its Certificate of Incorporation or make any material amendments to Bylaws that would interfere in any manner with the transactions contemplated by this Agreement.

    3.2 INVESTIGATION; ACCESS. Pannonian shall diligently endeavor to (i) take or cause to be taken all action required under this Agreement on its part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date and cooperate fully with San Joaquin and AcqCorp to that end, including, without limitation, providing to San Joaquin and AcqCorp, and their respective employees, accountants and counsel, access to Pannonian's books, records, reports, tax returns and facilities and to its employees, accountants, and counsel; provided, however, that such investigation to be conducted by San Joaquin and AcqCorp shall be performed in such a manner which will not unreasonably interfere with the normal operations, or customer or employee relations, of Pannonian and shall be in accordance with procedures established by the parties having due regard for the foregoing, and (ii) furnish all necessary information for inclusion in any applications relating to the consents, approvals and permissions of regulatory authorities referred to in Article VII.

    San Joaquin for itself and its officers and agents, covenants to hold confidential any and all information received concerning Pannonian and its business or assets. If the Merger fails to close, San Joaquin and its agents will promptly return or destroy any and all materials about Pannonian in their possession.

    3.3 REGULATORY APPROVALS. Pannonian shall (i) use best efforts in good faith to assist San Joaquin in obtaining all necessary regulatory approvals and taking or causing to be taken all other action required under this Agreement on its or their part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date, and cooperate fully with San Joaquin and AcqCorp to that end, and
(ii) furnish all necessary information for inclusion in any applications relating to the consents, approvals, and permissions of regulatory authorities. Pannonian shall have the right to review all applications to such regulatory authorities before the filing thereof and to comment upon the form of such applications and the information contained therein. Pannonian knows of no reasons why the transactions contemplated by this Agreement should not be approved by any applicable regulatory authorities.

    3.4 INFORMATION FOR INFORMATION STATEMENT. Upon request by San Joaquin, Pannonian shall timely prepare and deliver to San Joaquin, in such form required by rules and regulations of the United States Securities and Exchange Commission (the "SEC"), all information, descriptions, accounting reports and schedules (including audited financial statements in the form required by Regulation S-X of the SEC, as may be required) and other materials required for preparation and filing of the Information Statement contemplated by this Agreement.

    3.5 NOTIFICATION OF ACTIONS. Pannonian will immediately notify San Joaquin and AcqCorp in the event of any action or occurrence that materially affects any of the covenants set forth in this Article III.

    3.6 PROXIES. At the time of signing of this Agreement, Pannonian shall deliver to San Joaquin written proxies from shareholders of Pannonian holding in excess of a majority of all issued and outstanding shares of Pannonian Common Stock. Said proxies shall provide for a YES vote in favor of the Merger as contemplated in this Agreement.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PANNONIAN

    As an inducement to San Joaquin and AcqCorp to enter into this Agreement, and in addition to any representations and warranties made elsewhere in this Agreement, Pannonian represents and warrants to and agrees with San Joaquin and AcqCorp as of the date of this Agreement and as of the Closing Date as follows:

    4.1 ORGANIZATION, CONDUCT OF BUSINESS, ETC. Pannonian (i) is duly organized and validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority (corporate and other) to own its properties and conduct its business as now being conducted, (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where failure to so qualify would not have a Material Adverse Effect, as defined in
Section 10.16, below, on Pannonian or its businesses, operations, properties, assets or condition (financial or otherwise), and (iv) is not transacting business, or operating any properties owned or leased by it in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on Pannonian or its businesses, operations, properties, assets or condition (financial or otherwise). Other than with respect to Pannonian's planned reorganization of its properties as described in Section 7.2(h), Pannonian does not own any equity interest in any other business organization and Pannonian is not a party to any joint venture or similar enterprise other than in the ordinary course of business in connection with the exploration and development of hydrocarbon resources.

    4.2 CAPITALIZATION. The authorized capital stock of Pannonian consists of 20,000,000 shares of Pannonian Common Stock and 5,000,000 shares of Pannonian Preferred Stock. As of the date hereof, there are 7,925,000 shares of Pannonian Common Stock issued and outstanding and no shares of Pannonian Preferred Stock issued and outstanding. The outstanding shares of Pannonian Common Stock and the holders of record thereof are identified on Schedule 4.2 hereto. All of the outstanding shares of capital stock of Pannonian have been duly authorized and are validly issued, fully paid and nonassessable.

    4.3 OPTIONS, SARS, WARRANTS, ETC. Schedule 4.2 identifies the holders of each of the Warrants, the number of Warrants held by each holder of Warrants and the Warrant exercise price with respect thereto. Except for the Warrants, there are no outstanding stock appreciation rights or options, warrants, calls, units or commitments of any kind relating to the issuance, sale, purchase or redemption of, or securities convertible into, capital stock of Pannonian. Except for the stock option plans disclosed on Schedule 4.14, Pannonian maintains no plan relating to the issuance, sale, purchase or redemption of capital stock of Pannonian.

    4.4 AUTHORIZATION; VALIDITY OF AGREEMENT. Pannonian has the corporate power and authority to execute and deliver this Agreement. This Agreement has been duly and validly approved by the Board of Directors of Pannonian, has been duly executed and delivered on behalf of Pannonian, and, subject to approval by the shareholders of Pannonian, constitutes a valid and binding agreement of Pannonian, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, liquidation, receivership, conservatorship, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

    4.5 PANNONIAN FINANCIAL STATEMENTS; NO UNDISCLOSED LIABILITIES. Pannonian's audited Balance Sheets as of December 31, 1999 and December 31, 1998, and its audited Statements of Income and Statements of Cash Flow for the years ended December 31, 1999 and December 31, 1998, and Pannonian's unaudited Balance Sheet for the period ended December 31, 2000 (hereinafter the "FINANCIAL STATEMENTS"), were prepared in accordance with generally accepted accounting principles consistently applied (except for such interim statement which requires year-end adjustments) and present fairly Pannonian's financial condition, results of operations and changes in cash flow as of such dates. Except as and to the extent stated in the Financial Statements delivered or to be delivered pursuant to this Section 4.5 and in Schedule 4.5, and except for those liabilities incurred in the normal course of Pannonian's business or as contemplated by this Agreement, Pannonian has no material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise), and whether due or to become due, including but not limited to liabilities on account of taxes, other governmental charges or lawsuits subsequently brought. Except as set forth on Schedule 4.5, there are no suits, actions or proceedings pending or, to the knowledge of Pannonian or any of their directors or officers, threatened, or any contingent liability which would give rise to any right of indemnification on the part of any director or officer of Pannonian or his or her heirs, executors or administrators, as against Pannonian or any successor to the business of Pannonian.

    4.6 ENVIRONMENTAL MATTERS. For purposes of this Section 4.6, the term "environmental laws" shall include all state and federal laws designed to protect human health or the environment, as amended from time to time, and all regulations promulgated thereunder, including, without limitation, the Clean Air Act, 42 U.S.C.A. ss.ss. 7401, ET SEQ., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A.ss.ss. 9601, ET SEQ., the Federal Water Pollution Control Act, 33 U.S.C.A.ss.ss. 1251, ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C.A.ss.ss. 6901, ET SEQ., and the Toxic

Substances Control Act, 15 U.S.C.A.ss.ss. 2601, ET SEQ. "Hazardous substance" shall include all petroleum products as well as any toxic or hazardous material, hazardous waste or other hazardous or regulated substance defined in or regulated by any environmental law, provided that hazardous substance shall not include commercially available consumer products reasonably appropriate for use in or for routine maintenance or upkeep of an office of a financial institution as long as such products are used in accordance with label instructions.

    Except as set forth in Schedule 4.6, to the best knowledge of Pannonian after due inquiry, neither Pannonian, nor any property of Pannonian, is subject to any pending or potential claim, liability or obligation to any person arising under any environmental law. With respect to the real property owned or leased by Pannonian (including other real estate), to the best knowledge of Pannonian after due inquiry:

         (a) NO PRESENT PROBLEMS. No such property is presently contaminated by, and no such property has ever been used or is presently being used by any person to generate, manufacture, refine, transport, treat, store, handle or dispose of, any hazardous substance in any regulated form or quantity.

         (b) NO PAST PROBLEMS. No such property has ever contained or presently contains, or has been used or is being used by any person for storage of, asbestos, urea formaldehyde foam insulation, PCB's, dioxins, mercury, lead or uranium (or other heavy metal) products or tailings, or any other hazardous substance in any regulated form or quantity, whether contained in construction or fill materials or used or stored thereon or therein.

         (c) NO NOTICE OF PROBLEMS. Neither Pannonian nor any other tenant or occupant of any such property has received a summons, citation, directive, letter, notice of violation, request for information or other communication, written or oral, from any local, state or federal agency concerning any possible intentional or unintentional action or omission on the part of any person which has resulted in the possible release of any hazardous substance affecting such property or concerning any other possible violation of any environmental law affecting the property.

         (d) PERMITS COMPLIED WITH. To the extent any permit, approval or registration is or has been required to be obtained or maintained under any environmental law with respect to any such property, any improvement of or on any such property or any activity occurring on any such property, each such permit, approval or registration has been obtained and is in good standing. In addition, all such permits, approvals and registrations have been disclosed to San Joaquin in writing.

         (e) NO STORAGE TANK OR HAZARDOUS SUBSTANCES. No such property contains or has ever contained any storage tank used or intended for use to store any hazardous substance.

     4.7 TITLE TO PROPERTIES. Except as reflected in the Financial Statements delivered or to be delivered pursuant to Section 4.5, and except as set forth on
Schedule 4.7, Pannonian owns, free and clear of any liens, claims, charges, options, or other encumbrances, all of the property, real, personal or mixed, reflected in the Financial Statements and all property acquired since such date, provided that Pannonian's assets will materially change from that shown on the Financial Statements as a result of the contemplated reorganization of Pannonian as described in Section 7.2(h). Except as set forth in Schedule 4.7, Pannonian has not received any notice of violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to its operations or its properties. To Pannonian's knowledge, there are no such violations of material nature, and all buildings and structures used by Pannonian substantially conform to all applicable ordinances, codes and regulations. Except as set forth in Schedule 4.7 hereto, in Pannonian's opinion, all such properties which are material to the business or operations of Pannonian are in a good state of maintenance and repair and are adequate for its current uses and purposes. During each of the past three calendar years, Pannonian and its properties have been insured for customary risks with customary limits, deductibles, and exclusions, and such insurance protection continues in effect as of the date hereof. Pannonian has delivered to San Joaquin true and correct copies of all deeds, title insurance policies and surveys each has with respect to the real property owned by them and copies of all leases with respect to real property leased by them.

    4.8 ABSENCE OF DEFAULTS. The execution of this Agreement and the Articles of Merger does not and performance of the transactions contemplated by them will not (assuming Pannonian shareholder approval and applicable regulatory approval)
(a) violate the provisions of the Certificate of Incorporation or Bylaws of Pannonian, or (b), except as set forth in Schedule 4.8, violate the provisions of or place Pannonian in default under any agreement, indenture, mortgage, lien, lease, contract, instrument, order, judgment, decree, ordinance, statute, or regulation to which Pannonian is subject, to which any property of Pannonian is subject, or to which Pannonian is a party, which violations or defaults would in the aggregate have a Material Adverse Effect on the business, operations, properties, assets, or condition (financial or otherwise) of Pannonian.

    4.9 ABSENCE OF MATERIAL ADVERSE CHANGES. Except as set forth on Schedule 4.9, since December 31, 1999, there has been no change, and no development involving a reasonably foreseeable prospective change, in or affecting the financial condition (present or prospective), businesses, properties, assets or operations (present or prospective) of Pannonian that either individually or in the aggregate has had or is likely to have a Material Adverse Effect on Pannonian, other than the contemplated reorganization of Pannonian as described in Section 7.2(h) . Since December 31, 1999, Pannonian has conducted its business only in the ordinary course and consistent with good practices in its industry.

    4.10 ACTIONS, PROCEEDINGS AND INVESTIGATIONS. Set forth in Schedule 4.10 hereto is a complete and accurate listing of all litigation, administrative or other proceedings to which Pannonian is a party, except for such proceedings in which Pannonian is seeking to collect on a loan or lease transaction and no counterclaim or similar claim has been filed against Pannonian. There are no actions, proceedings or investigations pending, or, to the knowledge of the executive officers of Pannonian, threatened or contemplated against or relating to Pannonian or any of its properties or assets (and said officers are not aware of any facts that would give rise to any such claim), which would have a Material Adverse Effect on the financial condition (present or prospective), businesses, properties, assets or operations (present or prospective) of Pannonian, or the ability of Pannonian to consummate the Merger contemplated hereby.

    4.11 ABSENCE OF BROKERAGE COMMISSIONS, ETC. Except as disclosed in Schedule 4.11, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Pannonian directly with San Joaquin and AcqCorp without the participation or intervention of any other person, firm or corporation employed or engaged by or on behalf of Pannonian in such a manner as to give rise to any valid claim against Pannonian, or San Joaquin or AcqCorp, for a brokerage commission, finder's fee or like payment.

    4.12 MATERIAL CONTRACTS. Except for those documents listed on Schedule 4.12 hereto, copies of which documents have been provided by Pannonian to San Joaquin, Pannonian is not a party to or bound by any commitment, agreement or other instrument which (i) is material to the business, operations, properties, assets or financial condition of Pannonian; (ii) limits the freedom of Pannonian to compete in any line of business or with any person; or (iii) requires Pannonian to transfer funds (other than in the ordinary course of business) to, make an investment in or guarantee the debt of any entity. Except as set forth in Schedule 4.12, Pannonian is not a party to any contract or agreement, including but not limited to any lease, service contract or employment agreement which (i) provides for a remaining term in excess of two (2) years from and after the date hereof, and (ii) provides for a total payment thereunder in excess of $20,000.00. Pannonian is not in default, and there has not occurred any event that with the lapse of time or giving of notice or both would constitute such a default, in any respect which has or may have a Material Adverse Effect on the business, operations, properties, assets or financial condition of Pannonian under any of the agreements or other instruments referred to in this Section 4.12.

    4.13 COMPLIANCE WITH LAWS; DOCUMENTATION. Except as set forth on Schedule 4.13, to the best knowledge of Pannonian, after due inquiry: the conduct by Pannonian of its businesses does not violate or infringe any domestic or foreign laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would have a Material Adverse Effect on the business, operations, properties, assets or condition (financial or otherwise) of Pannonian; and Pannonian has complied in all material respects with every local, state or federal law or ordinance, and every regulation or order issued thereunder, now in effect and applicable to Pannonian.

    4.14 EMPLOYEE BENEFITS.

         (a) DISCLOSURE OF PLANS. Schedule 4.14 contains a true and complete list of each employee benefit, compensation or welfare benefit plan, program or agreement maintained or contributed to or required to be contributed to by Pannonian (the "PLANS"). Pannonian has no formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminated employee of Pannonian.

         (b) NO AGREEMENTS. Except as set forth in Schedule 4.14, there are no employment agreements entered into by Pannonian and no other deferred compensation or salary continuation agreements or commitments maintained or agreed to by Pannonian.

         (c) DISCLOSURE OF DOCUMENTS. With respect to each of the Plans, Pannonian has heretofore delivered to San Joaquin true and complete copies of each of the following documents: (i) each Plan and related trust, if any (including all amendments thereto); and (ii) information which identifies (x) all asserted or unasserted claims arising under any Plan, (y) all claims presently outstanding against any Plan, and (z) a description of any future compliance action required with respect to any Plan under ERISA, or federal or state law.

         (d) CONTRIBUTIONS MADE. All required contributions have been, or will be, made with respect to each Plan on or prior to the date of this Agreement and have been properly recorded on the Financial Statements.

         (e) OPERATION OF PLANS. Except as disclosed on Schedule 4.14, each of the Plans has been operated and administered since inception in all material respects in accordance with applicable laws. The Plans are legally valid and binding and in full force and effect.

         (f) NO ONGOING OBLIGATIONS. Except as set forth in Schedule 4.14, no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees beyond their retirement or other termination of service (other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (C) deferred compensation benefits accrued as liabilities on the books of Pannonian, or (D) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)).

         (g) NO CLAIMS. There are no pending or, to Pannonian's knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

         (h) NO SEVERANCE PAY, ETC. Except as set forth in Schedule 4.14, the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) (A) entitle any current or former employee of Pannonian to severance pay, employment compensation or any other payment, benefit or award, or (B) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee.

    4.15 TAXES AND TAX RETURNS. Pannonian has delivered (or will deliver within five (5) days of execution of this Agreement) true and correct copies of all tax returns filed for the years ending 1998 and 1999. Pannonian has filed all federal, state and local tax returns and forms (including but not limited to forms 1099), which are required by law to be filed or delivered as of the date hereof and have paid all taxes which have become due.

    4.16 CONSENTS AND APPROVALS. Except for (i) the filing of the Articles of Merger with the respective Secretaries of State of Delaware and Nevada, and the consents and approvals set forth in Schedule 4.16, no consents or approvals of, or filings or registration with, any governmental entity or with any third party are necessary in connection with (A) the execution and delivery by Pannonian of this Agreement or (B) the consummation by Pannonian of the transactions contemplated by this Agreement.

    4.17 INSURANCE. SCHEDULE 4.17 contains a true, complete and correct description of all material policies of fire, liability, production, completion bond, errors and omissions, workmen's compensation and other forms of insurance owned or held by Pannonian, copies of which have previously been delivered to San Joaquin. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. During the last three years Pannonian has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

    4.18 SECTION 280G. No payment received by any person as a result of the transactions contemplated hereby shall constitute an "excess parachute payment" within the meaning of section 280G of the Code.

    4.19 DISCLOSURE. No representation or warranty by Pannonian contained in this Agreement, nor any statement or certificate furnished or to be furnished by Pannonian to San Joaquin or AcqCorp or their representatives in connection herewith or pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained not misleading or necessary in order to provide a prospective purchaser of the business of Pannonian with adequate information as to Pannonian and its condition (financial or otherwise), properties, assets, liabilities, business and prospects, and Pannonian have disclosed to San Joaquin and AcqCorp in writing all material adverse facts known to them relating to same.

                                    ARTICLE V

      COVENANTS, REPRESENTATIONS AND WARRANTIES OF SAN JOAQUIN AND ACQCORP

    As an inducement Pannonian to enter into this Agreement, and in addition to any representations and warranties made elsewhere in this Agreement, San Joaquin covenants, represents and warrants to and agrees with Pannonian as of the date of this Agreement, and San Joaquin and AcqCorp jointly and severally covenant, represent and warrant to and agree with Pannonian as of the Closing Date as follows:

    5.1 ORGANIZATION, CONDUCT OF BUSINESS, ETC. San Joaquin and AcqCorp (i) are each duly organized and validly existing and in good standing under the laws of the State of Nevada, (ii) have all requisite power and authority (corporate and other) to own their respective properties and conduct their respective businesses as now being conducted, (iii) are each duly qualified to do business and are in good standing in each jurisdiction in which the character of the properties owned or leased by them therein or in which the transaction of their respective businesses makes such qualification necessary, except when failure to so qualify would not have a Material Adverse Effect on San Joaquin and its consolidated subsidiaries, and (iv) are not transacting business, or operating any properties owned or leased by any of them, in violation of any provision of federal or state law or any rule or regulation promulgated thereunder, which violation would have a Material Adverse Effect on San Joaquin and its consolidated subsidiaries.

    5.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. San Joaquin and AcqCorp each have the corporate power and authority to execute and deliver this Agreement. This Agreement has been duly and validly approved by the Board of Directors of San Joaquin and AcqCorp, has been duly executed and delivered on their behalf, and constitutes a valid and binding agreement of each of San Joaquin and AcqCorp, enforceable in accordance with its terms.

    5.3 SAN JOAQUIN REPORTS. Since August 9, 1999, San Joaquin and its consolidated subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the SEC, including but not limited to Form 10-KSB, Form 10-QSB, Form 8-K and proxy statements, (ii) and other applicable state securities authorities. All such reports and statements filed with the SEC and other applicable state securities authorities are collectively referred to herein as the "SAN JOAQUIN REPORTS." As of their respective dates, to the best knowledge of the officers of San Joaquin, the San Joaquin Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    5.4 SAN JOAQUIN FINANCIAL STATEMENTS; TAX RETURNS. San Joaquin's Consolidated Balance Sheets as of December 31, 1999 and December 31, 1998, and its Consolidated Statements of Income and Consolidated Statements of Cash Flow for the years then ended, heretofore delivered to Pannonian, were prepared in accordance with generally accepted accounting principles consistently applied and present fairly its consolidated financial condition, results of operations and changes in financial position as of such dates and for such periods. San Joaquin will provide a copy of its Consolidated Balance Sheet and its Consolidated Statement of Income and Consolidated Statement of Cash Flow as of December 31, 2000 when available. San Joaquin has filed all federal, state and local tax returns and forms (including but not limited to Forms 1099), which are required by law to be filed or delivered as of the date hereof and have paid all taxes which have become due. Where payment of such taxes is not required to be made as of the date hereof, San Joaquin has set up an adequate reserve or accrual for the payment of all taxes required to be paid in respect of the periods covered by such returns.

    Except as and to the extent stated in the San Joaquin Financial Statements provided by San Joaquin to Pannonian and except for those liabilities incurred in the normal course of San Joaquin's or any of its subsidiaries' respective businesses, San Joaquin and its consolidated subsidiaries do not have any material liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise).

    5.5 ABSENCE OF MATERIAL ADVERSE CHANGES. Since December 31, 1999, there has been no change, and no development involving a reasonably foreseeable prospective change, in or affecting the financial condition (present or prospective), businesses, properties or operations of San Joaquin and its consolidated subsidiaries that either individually or in the aggregate has had or is likely to have a Material Adverse Effect on San Joaquin and its consolidated subsidiaries.

    5.6 ENVIRONMENTAL MATTERS. For purposes of this Section 5.6, the term "environmental laws" shall include all state and federal laws designed to protect human health or the environment, as amended from time to time, and all regulations promulgated thereunder, including, without limitation, the Clean Air Act, 42 U.S.C.A. ss.ss. 7401, ET SEQ., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A.ss.ss. 9601, ET SEQ., the Federal Water Pollution Control Act, 33 U.S.C.A.ss.ss. 1251, ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C.A.ss.ss. 6901, ET SEQ., and the Toxic Substances Control Act, 15 U.S.C.A.ss.ss. 2601, ET SEQ. "Hazardous substance" shall include all petroleum products as well as any toxic or hazardous material, hazardous waste or other hazardous or regulated substance defined in or regulated by any environmental law, provided that hazardous substance shall not include commercially available consumer products reasonably appropriate for use in or for routine maintenance or upkeep of an office of a financial institution as long as such products are used in accordance with label instructions.

    Except as set forth in Schedule 5.6, to the best knowledge of San Joaquin after due inquiry, neither San Joaquin, nor any property of San Joaquin, is subject to any pending or potential claim, liability or obligation to any person arising under any environmental law. With respect to the real property owned or leased by San Joaquin (including other real estate), to the best knowledge of San Joaquin after due inquiry:

         (a) NO PRESENT PROBLEMS. No such property is presently contaminated by, and no such property has ever been used or is presently being used by any person to generate, manufacture, refine, transport, treat, store, handle or dispose of, any hazardous substance in any regulated form or quantity.

         (b) NO PAST PROBLEMS. No such property has ever contained or presently contains, or has been used or is being used by any person for storage of, asbestos, urea formaldehyde foam insulation, PCB's, dioxins, mercury, lead or uranium (or other heavy metal) products or tailings, or any other hazardous substance in any regulated form or quantity, whether contained in construction or fill materials or used or stored thereon or therein.

         (c) NO NOTICE OF PROBLEMS. Neither San Joaquin nor any other tenant or occupant of any such property has received a summons, citation, directive, letter, notice of violation, request for information or other communication, written or oral, from any local, state or federal agency concerning any possible intentional or unintentional action or omission on the part of any person which has resulted in the possible release of any hazardous substance affecting such property or concerning any other possible violation of any environmental law affecting the property.

         (d) PERMITS COMPLIED WITH. To the extent any permit, approval or registration is or has been required to be obtained or maintained under any environmental law with respect to any such property, any improvement of or on any such property or any activity occurring on any such property, each such permit, approval or registration has been obtained and is in good standing. In addition, all such permits, approvals and registrations have been disclosed to Pannonian in writing.

         (e) NO STORAGE TANK AND HAZARDOUS SUBSTANCES. No such property contains or has ever contained any storage tank used or intended for use to store any hazardous substance.

         (f) NO RECLAMATION WORK. No reclamation work is now required or foreseen to be required with respect to any San Joaquin property or lease.

    5.7 TITLE TO PROPERTIES. Except as reflected in the Financial Statements delivered or to be delivered, and except as set forth on Schedule 5.7, San Joaquin owns, free and clear of any liens, claims, charges, options, or other encumbrances, all of the property, real, personal or mixed, reflected in the Financial Statements and all property acquired since such date, provided that San Joaquin's assets will materially change from that shown on the Financial Statements as a result of the contemplated reorganization of San Joaquin with Pannonian. Except as set forth in Schedule 5.7, San Joaquin has not received any notice of violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to its operations or its properties. To San Joaquin's knowledge, there are no such violations of material nature, and all buildings and structures used by San Joaquin substantially conform to all applicable ordinances, codes and regulations. Except as set forth in Schedule
5.7 hereto, in San Joaquin's opinion, all such properties which are material to the business or operations of San Joaquin are in a good state of maintenance and repair and are adequate for its current uses and purposes. During each of the past three calendar years, San Joaquin and its properties have been insured for customary risks with customary limits, deductibles, and exclusions, and such insurance protection continues in effect as of the date hereof. San Joaquin has delivered to Pannonian true and correct copies of all deeds, title insurance policies and surveys each has with respect to the real property owned by them and copies of all leases with respect to real property leased by them.

    5.8 ABSENCE OF DEFAULTS UNDER AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in a breach of or constitute a default under any provision of San Joaquin's or AcqCorp's respective Articles of Incorporation, Bylaws, or any agreement to which San Joaquin or AcqCorp is a party or by which either of them is bound or to which any of their respective properties


                                      -27
is subject, or result in the creation of any liens or encumbrances upon their respective assets, and no consents or waivers thereunder are required to be obtained in connection with the transactions contemplated hereby.

    5.9 ACTIONS, PROCEEDINGS, AND INVESTIGATIONS. Except as set forth in San Joaquin's filings with the SEC, there are no actions, proceedings or investigations pending, or to the knowledge of the executive officers of San Joaquin, threatened or contemplated, against or relating to San Joaquin or any of its consolidated subsidiaries, or any of their respective properties, which would have a Material Adverse Effect on the financial condition (present or prospective), businesses, properties or operations of San Joaquin and its consolidated subsidiaries, or the ability of San Joaquin or AcqCorp to consummate the Merger contemplated hereby.

    5.10 REGULATORY APPROVALS. San Joaquin and AcqCorp shall (i) use their best efforts in good faith to take or cause to be taken all action required under this Agreement on their part to be taken as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest possible date, and cooperate fully with Pannonian to that end, and
(ii) furnish all necessary information for inclusion in any applications or disclosures contemplated by this Agreement. San Joaquin shall give Pannonian prompt notice of receipt of the regulatory approvals and shall provide Pannonian with copies of any written comments by any regulatory authorities regarding or relating to the non-confidential portions of the regulatory applications filed in connection with the transactions contemplated hereby, including but not limited to the NASDAQ.

    5.11 SAN JOAQUIN COMMON STOCK; OPTIONS; WARRANTS. All of the outstanding
San Joaquin Common Stock is duly authorized and validly issued, fully paid and nonassessable. The San Joaquin Common Stock to be issued and delivered pursuant to the Merger, when issued as contemplated hereby, shall be duly authorized, validly issued, fully paid and nonassessable. There are no options or warrants issued or outstanding covering shares of San Joaquin Common Stock other than an option issued to Mark Erickson for up to 1,000,000 shares at an exercise price of $1.00 per share; and no agreements to issue or grant options or warrants except for agreements with Wet Coast Capital concerning financing and consulting services, which options are to be issued following the Effective Time of the Merger and at an exercise price equal to the then-prevailing market price of San Joaquin Common Stock.

    5.12 REGISTRATION OF SHARES. Following the Effective Time, San Joaquin will use its best efforts to cause a Registration Statement on Form S-3 or other appropriate form (the "REGISTRATION STATEMENT") to be filed and declared effective under the Securities Act of 1933, as amended (the "1933 ACT"), with respect to (a) all of the shares of San Joaquin Common Stock issued and outstanding as of the date of this Agreement, and (b) all shares of San Joaquin Common Stock to be issued in connection with an offering of shares for up to $7.2 million of new capital to be conducted by San Joaquin's investment banker pursuant to that certain Financing Agreement by and between San Joaquin and Wet Coast Capital, all of such shareholders to be listed on Schedule 5.12, (c) all shares of San Joaquin common stock issued in the Merger to Pannonian shareholders who acquired their Pannonian stock for the purchase price of $1.80 per share, and (d) all of the shares of San Joaquin common stock issued in exchange for up to 100,000 shares of what are referred to as "701 Stock" of Pannonian, which Registration Statement, at the time it becomes effective, shall in all material respects conform to the requirements of the 1933 Act and the General Rules and Regulations of the SEC under said Act (the "1933 RULES"); and the San Joaquin Common Stock to be issued by San Joaquin in connection with the Merger shall be duly qualified or exempted, as the case may be, under applicable state Blue Sky securities laws in those states in which Pannonian has informed San Joaquin that its shareholders reside. San Joaquin will furnish to Pannonian, its counsel, investment banker and accountants drafts of Registration Statement filings sufficiently in advance of filing so as to afford a reasonable opportunity for review and comment.

    5.13 NOTIFICATION OF ACTIONS. San Joaquin and AcqCorp covenant and agree to immediately notify Pannonian in the event of the breach of any of the covenants set forth in this Article V.

    5.14 NASDAQ LISTING. On August 23, 2000, NASD Regulation, Inc. cleared the request of Herzog, Heine, Geduld, Inc. for an unpriced quotation on the OTC Bulletin Board for San Joaquin's common stock. San Joaquin will take all needed steps to establish and maintain a trading market in San Joaquin Common Stock with live bid and asked quotations through the time until the Effective Time.

    5.15 INDEMNIFICATION. San Joaquin agrees that all rights to indemnification or exculpation now existing in favor of the directors and officers of Pannonian as provided in its charters, bylaws, indemnification agreements or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall, to the greatest extent permitted by applicable law and the organizational documents of San Joaquin as in effect, survive the Merger and shall continue in full force and effect for a period of three (3) years. If San Joaquin or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, San Joaquin shall use its commercially reasonable efforts to cause such successor and assigns of San Joaquin to assume the obligations set forth in this Section 5.15

    Pannonian shall use its commercially reasonable efforts to cause the persons serving as officers and directors of Pannonian immediately prior to the Effective Time to be covered for a period of three (3) years after the Effective Time by the current policies of directors' and officers' liability insurance maintained by Pannonian with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such (provided that San Joaquin may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors); provided, however, that San Joaquin shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by Pannonian for such insurance.

    5.16 LIMITATIONS ON SAN JOAQUIN'S CONDUCT PRIOR TO THE EFFECTIVE TIME. Between the date hereof and the Effective Time or the time when this Agreement terminates as provided herein, San Joaquin shall not, without prior written consent of Pannonian, take any action which would or is reasonably likely to (i) adversely affect San Joaquin's ability to perform its covenants and agreements under this Agreement; or (ii) result in any of the conditions to the performance of San Joaquin's obligations hereunder not being satisfied.

    5.17 ACCESS TO INFORMATION. Upon reasonable request by Pannonian, J. Timothy Bowes, Chief Executive Officer of San Joaquin shall be available to Pannonian , its representatives, counsel, accountants and agents to discuss San Joaquin's operations, and San Joaquin shall provide to Pannonian and its representatives, at their request, copies of all filings made with the SEC between the date hereof and the Closing. Pannonian covenants and agrees that it and its representatives, counsel, accountants and agents will hold in strict confidence all documents and information concerning San Joaquin or any of its subsidiaries so obtained (except to the extent that such documents or information are a matter of public record or required to be disclosed by applicable law or administrative rules), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to San Joaquin.

    5.18 BOARD POSITIONS AND EXECUTIVE OFFICER ELECTIONS. San Joaquin hereby agrees to elect Marc Bruner, Mark Erickson and Carl Stadelhofer to serve as members of the Board of Directors of San Joaquin for a term commencing as of the signing of this Agreement and ending one (1) year from and after the Effective Time. San Joaquin further agrees obtain the resignations all of the current members of its Board of Directors other than J. Timothy Bowes effective at the signing of this Agreement, following the election of Messrs. Bruner, Erickson and Stadelhofer. Moreover, San Joaquin shall obtain the resignations of all of its current officers effective as of the signing of this Agreement following the election of Mr. Erickson and Howard Sharpe as officers of San Joaquin.

    5.19 CONFIDENTIALITY. San Joaquin covenants and agrees that San Joaquin and its representatives, counsel, accountants, agents and employees will hold in strict confidence all documents and information concerning Pannonian received from any of them (except to the extent that such documents or information are a matter of public record or require disclosure in the Proxy Statement/Information Statement, or any of the public information of any applications required to be filed with any governmental or regulatory agency to obtain the approvals and consents required to effect the transactions contemplated hereby), and if the transactions contemplated herein are not consummated, such confidence shall be maintained and all such documents shall be returned to Pannonian.

                                   ARTICLE VI

                   INFORMATION STATEMENT; SHAREHOLDER MEETINGS

    6.1 INFORMATION STATEMENT. Pannonian, with the assistance of San Joaquin, shall prepare an Information Statement and Proxy Statement to be used with respect to providing the shareholders of Pannonian with notice of the Pannonian shareholder meeting to approve the Merger. San Joaquin and Pannonian represent and warrant to each other that the information they provide for use in the Information Statement will comply in all material respects with the requirements of the Securities Exchange Act of 1934 (the "1934 ACT") and the applicable rules and regulations promulgated by the SEC under such Act (the "1934 RULES"), and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading,

    6.2 PANNONIAN SHAREHOLDERS MEETING. This Agreement shall be submitted for approval, ratification and confirmation by the shareholders of Pannonian at a meeting thereof to be called in accordance with the applicable provisions of law and held as promptly as practicable after the execution of this Agreement and in no event later than the expiration of forty-five (45) days from the date of signing this Agreement. Consistent with the exercise of their fiduciary duties to shareholders, the Board of Directors of Pannonian shall recommend to the shareholders of Pannonian that the shareholders approve the Agreement and the transactions contemplated therein.

    6.3 ACQCORP ACTION BY UNANIMOUS WRITTEN CONSENT. This Agreement shall be submitted to the sole shareholder of AcqCorp for approval, ratification and confirmation pursuant to an Action by Unanimous Written Consent in accordance with the applicable provisions of law as promptly as practicable after the execution of this Agreement. San Joaquin owns all of the issued and outstanding shares of AcqCorp Common Stock and will vote all of such shares in favor of this Agreement.

                                   ARTICLE VII

                              CONDITIONS OF CLOSING

    7.1  CONDITIONS OF CLOSING FOR ALL PARTIES.

    The consummation of the transactions contemplated by this Agreement is conditioned upon the following:

         (a) NO INJUNCTION, ETC. There shall not have been instituted any litigation, regulatory proceeding or other matter which challenges the legality or effectiveness of the transactions contemplated hereby or seeks an order, decree or injunction enjoining or prohibiting the consummation of the Merger.

         (b) TAX OPINIONS. Pannonian and San Joaquin shall have received from Ray, Quinney & Nebeker, counsel to Pannonian, an opinion reasonably satisfactory to Pannonian and San Joaquin to the general effect that the Merger shall not result in the recognition of gain or loss for federal income tax purposes by San Joaquin or Pannonian, nor shall the issuance of the San Joaquin Common Stock result in the recognition of gain or loss by the holders of Pannonian

Common Stock who receive such stock in connection with the Merger. The opinion shall be dated prior to the date the Information Statement is first mailed to the shareholders of Pannonian and such opinion shall not have been withdrawn or modified in any material respect.

         (c) SECTION 280G. There shall have been no payments received by any person as a result of the transactions contemplated hereby that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

    7.2 CONDITIONS OF CLOSING FOR SAN JOAQUIN AND ACQCORP. The obligation of San Joaquin and AcqCorp, respectively, to consummate the transactions contemplated by this Agreement is conditioned upon the following:

         (a) SHAREHOLDER APPROVAL. A majority of the issued and outstanding shares of Pannonian shall have approved this Agreement and the Merger contemplated hereby (unless a higher percentage of the outstanding shares of Pannonian must approve the transaction under the Articles of Incorporation or Bylaws of Pannonian, in which case such higher percentage will have approved). San Joaquin, as the sole shareholder of AcqCorp shall approve the Agreement and the Merger.

         (b) PANNONIAN RESOLUTIONS; CORPORATE DOCUMENTS. Pannonian shall have delivered to San Joaquin (i) a certified copy of its Articles of Incorporation;
(ii) a copy of its bylaws certified by its corporate secretary, (iii) a certificate of good standing dated as of the Closing Date, issued by the appropriate governmental agency, (iv) certified copies of resolutions duly adopted by its Board of Directors approving this Agreement and directing the submission thereof to a vote of the shareholders of Pannonian, and (v) certified copies of resolutions duly adopted by the shareholders of Pannonian (owning the outstanding shares as required by subparagraph (a) above) approving this Agreement and the Merger, all as contemplated hereby.

         (c) PANNONIAN REPRESENTATIONS AND WARRANTIES. Unless waived in writing by AcqCorp and San Joaquin, the representations and warranties of Pannonian contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though made on and as of such date. Except as otherwise contemplated by this Agreement, Pannonian shall have performed in all material respects all of its obligations and agreements hereunder theretofore to be performed by it.

         (d) OPINION OF PANNONIAN COUNSEL. Unless waived in writing by San Joaquin and AcqCorp, San Joaquin and AcqCorp shall have received at the Closing from Ray Quinney & Nebeker, counsel to Pannonian a written opinion, dated the Closing Date in form acceptable to San Joaquin.

         (e) CONDITION OF PANNONIAN. San Joaquin shall have determined, based on an audit and review by its officers, accountants and legal counsel, conducted prior to the execution of this Agreement and updated as of the Closing Date, as provided below, that (i) the assets, books, records and operations of Pannonian are in reasonably satisfactory condition and will not adversely impact San Joaquin after consummation of the Merger; (ii) based on the review of the assets, books, records and operations of Pannonian by San Joaquin, there are no liabilities (existing, threatened or contingent) which San Joaquin, in its discretion, determines to be unacceptable, as determined by reference to this Agreement; and (iii) the assets of Pannonian shall be as represented to San Joaquin.

         (f) EMPLOYMENT AGREEMENTS. Each of Mr. Bruner and Mr. Erickson shall have executed and delivered an Employment Agreement in form satisfactory to San Joaquin.

         (g) WARRANTS. All Pannonian Warrants shall have been cancelled and converted into rights to receive the Merger Consideration as provided in
Section 2.1 and no additional Options or Warrants shall have been issued as of the Closing Date.

         (h) SPIN OFF OF NON RIVERBEND ASSETS IN PANNONIAN. Prior to Closing, Pannonian shall have transferred all non Riverbend acreage, assets and liabilities out of Pannonian and to another entity, and shall have distributed to its shareholders, pro rata, all of such interests in the other entity, all such that the Pannonian entity that merges with AcqCorp shall contain only all of the Riverbend acreage and all liabilities associated with the Riverbend acreage only. Pannonian shall have effected this transfer in complete compliance with all applicable provisions of the Delaware corporate statutes, its Certificate of Incorporation and its Bylaws.

         (i) FINANCIAL STATEMENTS OF PANNONIAN. Pannonian shall have provided to San Joaquin financial statements in the form required by Regulation S-X of the SEC and any other materials required for preparation and filing of the Form 8-K to report the consummation of the transactions contemplated by this Agreement Moreover, Pannonian shall have produced to San Joaquin a pro forma balance sheet showing the financial condition of Pannonian following the spin off transaction referenced above; and provided further that Pannonian shall have no more than $250,000 in liabilities as of the Closing.

         (j) DISSENTING SHAREHOLDERS. No more than 20% of the issued and outstanding shares of Pannonian Common Stock dissent from the Merger as provided under Delaware law.

    7.3 CONDITIONS OF CLOSING FOR PANNONIAN. The obligation of Pannonian to consummate the transactions contemplated by this Agreement is conditioned upon the following:

         (a) SAN JOAQUIN AND ACQCORP REPRESENTATIONS AND WARRANTIES. Unless waived in writing by Pannonian, the representations and warranties of San Joaquin and AcqCorp contained in this Agreement shall be correct on and as of the Closing Date with the same effect as though made on and as of such date, except for changes which are not, in the aggregate, material and adverse to the financial condition, businesses, properties or operations of San Joaquin and its consolidated subsidiaries, and, except as otherwise contemplated by this Agreement, San Joaquin and AcqCorp shall have performed in all material respects all of their obligations and agreements hereunder theretofore to be performed by them.

         (b) OPINION OF SAN JOAQUIN COUNSEL. Unless waived in writing by Pannonian, Pannonian shall have received at the Closing from counsel to San Joaquin, a written opinion, dated the Closing Date, substantially in a form acceptable to Pannonian.

         (c) SAN JOAQUIN RESOLUTIONS; CORPORATE DOCUMENTS. San Joaquin shall have delivered to Pannonian a certified copy of resolutions duly adopted by the Board of Directors of San Joaquin approving this Agreement, the Merger, all as contemplated hereby. San Joaquin shall deliver to Pannonian (i) a copy certified by the Nevada Secretary of State's Office of San Joaquin's Articles of Incorporation; (ii) a copy of San Joaquin's Bylaws certified by the Corporate Secretary, and (iii) a certificate of good standing dated as of a recent date, issued by the Nevada Secretary of State's office.

         (d) SHAREHOLDER APPROVAL. Under Nevada law, San Joaquin shareholder approval is not required for the Merger. San Joaquin, as the sole shareholder of AcqCorp, shall approve the Agreement. The required shareholder approval by Pannonian shareholders shall have taken place.

         (e) NAME CHANGE AND NASDAQ LISTING. Pannonian shall have received acceptable evidence that San Joaquin has legally changed its name to Gasco Energy, Inc., and that shares of San Joaquin Common Stock are trading over the counter through the NASDAQ OTC Bulletin Board under a symbol acceptable to Pannonian; provided that certain filings and notices pertaining to the name change may be underway but not yet completed except that the vote of San Joaquin shareholders must have taken place to approve the name change, and the availability and reservation of the name Gasco Energy, Inc. shall have been made by San Joaquin in the states of Nevada, California, Colorado, Utah and Wyoming.

         (f) CASH ON HAND. Upon the signing of this Agreement, San Joaquin shall have at least $300,000 U.S. in cash in its bank accounts net of all liabilities and payables, except that the following will be allowed as offsets against this required $300,000 net cash required amount: (i) amounts paid or payable to Wet Coast Capital not exceeding $30,000, and (ii) amounts paid or payable to the law firm, accounting firm, and audit firm employed by San Joaquin in connection with reviewing this Agreement and implementing the required actions of this Agreement not exceeding $25,000. At Closing San Joaquin shall have at least $1,500,000 U.S. in cash in its bank accounts.

                                  ARTICLE VIII

                                CLOSING OF MERGER

    8.1  CLOSING. Unless the Agreement is earlier terminated in accordance with
Article IX, below, the closing of the transactions contemplated herein (the "CLOSING") shall take place at 10:00 a.m. on a date to be agreed upon by the parties, and if such date is not agreed upon by the parties, the Closing shall occur on the fifth business day after satisfaction or waiver of all of the conditions precedent set forth in Article VII , but in no event later than thirty (30) days after the expiration of such period (the "CLOSING DATE"), at the offices of Ray, Quinney & Nebeker, 79 South Main Street, Salt Lake City, Utah 84110.

    8.2  FILING OF ARTICLES OF MERGER.

         (a) PANNONIAN DUTY. Pannonian shall execute a Certificate of Merger in substantially the form attached hereto as Exhibit A and shall cause such Certificate of Merger to be filed with the Delaware Secretary of State's Office, on the Closing Date or as soon thereafter as practicable.

         (b) SAN JOAQUIN DUTY. San Joaquin and AcqCorp shall execute articles of merger in substantially the form attached hereto as Exhibit B and shall cause such articles of merger to be filed with the Nevada Secretary of State's office, on the Closing Date or as soon thereafter as practicable.

         (c) EFFECTIVE TIME. The Effective Time of the Merger shall be on such date as the Delaware Secretary of State and the Nevada Secretary of State, under their respective rules and regulations, deem the Merger effective

                                   ARTICLE IX

                                   TERMINATION

    9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:


         (a) BY MUTUAL CONSENT. By mutual consent of the Board of Directors of San Joaquin and AcqCorp, respectively, and the Board of Directors of Pannonian; or

         (b) BY PASSAGE OF TIME. By the Boards of Directors of San Joaquin and AcqCorp, respectively, or the Board of Directors of Pannonian at any time after the expiration of three (3) months from the date hereof, if the Merger shall not theretofore have been consummated by the failure to satisfy the conditions to Closing not within the control of the electing party; or

         (c) MATERIAL MISREPRESENTATION BY SAN JOAQUIN. By Pannonian, upon written notice to San Joaquin and AcqCorp at any time if any representation or warranty of San Joaquin and AcqCorp contained in this Agreement was materially incorrect when made or becomes materially incorrect on or prior to the Closing Date, or if San Joaquin or AcqCorp fail to comply with any of their respective covenants contained in this Agreement, and the same is not cured within thirty
(30) days after notice of such inaccuracy or noncompliance; or

         (d) MATERIAL MISREPRESENTATION BY PANNONIAN. By San Joaquin and AcqCorp upon written notice to Pannonian at any time if any representation or warranty of Pannonian contained in this Agreement was materially incorrect when made or becomes materially incorrect on or prior to the Closing Date, or if Pannonian fails to comply with any of their covenants contained in this Agreement, and the same is not cured within thirty (30) days after notice of such inaccuracy or noncompliance; or

         (e) FAILURE OF SHAREHOLDER NOTE. By San Joaquin and AcqCorp, upon written notice to Pannonian at any time if the needed approval by Pannonian shareholders does not take place or if the Merger is disapproved by any governmental authority.

    9.2 EFFECT OF TERMINATION. In the event of termination and abandonment hereof pursuant to the provisions of Section 9.1, this Agreement shall become void and have no force or effect. Such termination shall not relieve any party of any liability for damages arising out of its willful breach of any provision of this Agreement for any default prior to such termination.


                                    ARTICLE X

                              ADDITIONAL COVENANTS

    10.1 EMPLOYEE MATTERS. No provision of this Agreement shall be construed to prohibit Pannonian from having the right to terminate the employment of any employee, with or without cause, or to amend or terminate after the Closing Date any employee benefit plan established, maintained or contributed to by Pannonian or its subsidiaries.

    10.2 COSTS. Each of the parties to this Agreement shall pay its own charges and costs incurred or to be incurred in connection with the execution and performance of this Agreement.

    10.3 INSTRUMENTS OF TRANSFER, ETC. Each of the parties hereto shall cooperate with the other parties in every way in carrying out the transactions contemplated herein, in delivering instruments to perfect the conveyances, assignments and transfers contemplated herein, and in delivering all documents and instruments reasonably deemed necessary or useful by counsel for any party hereto.

    10.4 NOTICES. All notices, requests, consents and demands shall be given to or made upon the parties at their respective addresses set forth below, or at such other address as a party may designate in writing delivered to the other parties. Unless otherwise agreed in this Agreement, all notices, requests, consents and demands shall be given or made by personal delivery, by confirmed air courier, by facsimile transmission ("FAX"), with a copy to follow by first class mail, or by certified first class mail, return receipt requested, postage prepaid, to the party or parties addressed as aforesaid. If sent by confirmed air courier, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the business day upon which delivery is made at such address as confirmed by the air courier (or if the date of such confirmed delivery is not a business day, the next succeeding business day). If mailed, such notice shall be deemed to be given upon the earlier to occur of the date upon which it is actually received by the addressee or the second business day following the date upon which it is deposited in a first-class postage-prepaid envelope in the United States mail addressed as aforesaid. If given by fax, such notice shall be deemed to be given upon the date it is actually received by the addressee, as confirmed by the fax activity report generated upon transmission of such fax.

               (a)  IF TO SAN JOAQUIN AND ACQCORP, TO:

                    J. Timothy Bowes
                    53 Stratford Place, SW
                    Calgary, Alberta, CANADA  T3H 1H7

                    Fax:     403-246-5056

                    WITH A COPY TO:

                    Fay Matsukage, Esq.
                    DILL DILL CARR STONBRAKER & HUTCHINGS, P.C.
                    455 Sherman Street, Suite 300
                    Denver, Colorado 80203

                    Fax:     303 777 3823

                    WITH A COPY TO:

                    Susan Jeffs, Esq.
                    Jeffs & Company
                    1100 Melville Street, Suite 600
                    Vancouver, BC, CANADA  V6E 4A6

                    Fax:     604-664-0671

               (b)  IF TO PANNONIAN, TO:

                    Pannonian Energy, Inc.
                    14 Inverness Drive East
                    Building H, Suite 236
                    Englewood, CO 80112
                    Attention:  Mark Erickson, President
                    Fax:     (303) 483-0011

                    WITH A COPY TO:

                    A. Robert Thorup
                    RAY QUINNEY & NEBEKER
                    5th Floor
                    79 South Main Street
                    Salt Lake City, Utah   84111

                    Fax:     801 532-7543


    Each party hereto shall notify promptly the other in writing of the occurrence of any event which will or may result in the failure to satisfy the conditions specified in Article VII hereof. Between the date of this Agreement and the Closing Date, each party hereto will advise the other of the satisfaction of such conditions as they occur.

    10.5 AMENDMENTS. Prior to the Effective Time, any provision of this Agreement, except for Section 2.1 which establishes the Exchange Ratio, may be amended or modified at any time, either before or after its approval, if any, by the shareholders of any party to this Agreement, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement.

    10.6 ENTIRE AGREEMENT. This Agreement and all exhibits and schedules hereto and other documents incorporated or referred to herein, contain the entire agreement of the parties and there are no representations, inducements or other provisions other than those expressed in writing. No modification, waiver or discharge of any provision of or breach of this Agreement shall (i) be effective unless it is executed in writing by the party effecting such modification, waiver or discharge, or (ii) affect the right of either party hereto thereafter to enforce any other provision or to exercise any right or remedy in the event of a breach by a party hereto, whether or not similar.

    10.7 ASSIGNMENT. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties.

    10.8 COUNTERPARTS. Any number of counterparts of this Agreement may be signed and delivered and each shall be considered an original and together they shall constitute one agreement.

    10.9 EXCLUSIVE MERGER AGREEMENT. Pannonian, and the Board of Directors of Pannonian covenant and agree that, between the date hereof and the date of the meeting of the shareholders of Pannonian described in Article VI hereof, they will not, either directly or indirectly, solicit or attempt to procure offers relating to the merger or acquisition of Pannonian with or by any entity not a party to this Agreement, or negotiate or enter into any agreements relating to the merger or acquisition of Pannonian with or by any such third party, and such persons further agree to use his or her best efforts to obtain the approval of the Merger by the shareholders of Pannonian. Notwithstanding the foregoing, neither Pannonian nor any of its respective officers or directors shall be required by this Section 10.9 to take or refrain from taking any action if to do so would, in the written opinion of Pannonian's legal counsel, violate the duties imposed by law on the Pannonian directors or officers to the Pannonian shareholders.

   10.10 PUBLIC STATEMENTS. No party to this Agreement shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other parties hereto with a written copy of the text of such release or statement and obtaining the consent of the other parties respecting such release or statement, which consent will not be unreasonably withheld. The consent provided for in this Section 10.10 shall not be required if the delay necessary to obtain such consent would preclude the timely issuance of a press release or public statement as required by law. The provisions of this Section 10.10 shall not be construed as prohibiting the filing of copies of this Agreement or descriptions of this Agreement with (i) regulatory agencies as to which regulatory approvals are contemplated by this Agreement or (ii) the SEC consistent with San Joaquin's obligations as a company whose shares are registered pursuant to the Securities Exchange Act of 1934.

   10.11 CONFIDENTIALITY. Each party shall use all information that it obtains from the others pursuant to this Agreement solely for the effectuation of the transactions contemplated by this Agreement or for other purposes consistent with the intent of this Agreement and shall not use any of such information for any other purpose, including, without limitation, the competitive detriment of the other parties. Each party shall maintain as strictly confidential all information it learns from the others and shall, upon expiration or termination of this Agreement, return promptly to the other parties all documentation (and copies thereof) provided by them or made available by third parties. Each party may disclose such information to its respective affiliates, counsel, accountants, tax advisors and consultants. This provision shall not prohibit the use or disclosure of confidential information pursuant to court order or which has otherwise become publicly available.

   10.12 ALTERNATIVE STRUCTURE. Notwithstanding anything to the contrary contained in this Agreement, prior to the Closing, the parties may mutually agree to revise the structure of the Merger and related transactions provided that each of the transactions comprising such revised structure shall (i) not change the amount or form of consideration to be received by the holders of Pannonian Common Stock, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and (iii) not otherwise be prejudicial to the interest of the stockholders of Pannonian. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

   10.13 THIRD PARTIES. Except with respect to the consideration due to each shareholder of Pannonian, each party hereto intends that this Agreement shall not benefit or create any right or cause of action to any person other than parties hereto. As used in this Agreement, the term "parties" shall refer only to Pannonian, AcqCorp, or San Joaquin as the context may require.

   10.14 SEVERABILITY. Except to the extent that application of this Section
10.14 would have a Material Adverse Effect on either party, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

   10.15 CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

   10.16 DEFINITION OF "MATERIAL ADVERSE EFFECT". As used in this Agreement, "Material Adverse Effect" shall mean with respect to a person, a Material Adverse Effect upon (A) the business, financial condition, operations, or prospects of such person, or (B) the ability of such person to timely perform its obligations under the Agreement and to timely consummate the Merger; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting principles applicable to companies or their holding companies generally, (iii) any action or omission of Pannonian or any subsidiary taken with the prior written consent of San Joaquin, as applicable, or permitted by this Agreement, and (iv) any changes in general economic conditions affecting natural gas companies or their holding companies generally.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.



                           SAN JOAQUIN RESOURCES, INC.



                           By  /s/ J. Timothy Bowes
                              -------------------------------------
                               J. Timothy Bowes, President

                           NAMPA OIL & GAS, LTD.



                           By  /s/ J. Timothy Bowes
                               -----------------------------------
                               J. Timothy Bowes, President


                           PANNONIAN ENERGY, INC.



                           By  /s/ Mark Erickson
                               --------------------------------------
                               Mark Erickson, President

                                  SCHEDULE 4.14


    1. Pannonian has a royalty pool in place containing all retained royalty interests of Pannonian in all its properties, including on the Riverbend leases. (The extent of the royalty on Riverbend leases being retained for the Pannonian royalty pool is set out in the Phillips Petroleum agreement provided to San Joaquin.

    The founders of Pannonian are vested in this pool up to an aggregate 33% interest. Employees, directors and officers can and have been made beneficiaries of fixed percentages of the remaining aggregate 67% interest. This pool is set up such that it constitutes a legal relationship independent of the existence of Pannonian.